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                                                                       EXHIBIT 5

                                                                  April 27, 1994

United States Surgical Corporation
150 Glover Avenue
Norwalk, Connecticut 06856

Dear Sirs:

     I refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by United States Surgical Corporation, a Delaware corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 8,870,000 Depositary Shares, each representing a one-fiftieth interest in a share of the Company's Series A Convertible Preferred Stock, $5.00 par value (the "Series A Preferred Stock") of 177,400 shares of the Series A Preferred Stock, and of 8,870,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), issuable on conversion or redemption of the Series A Preferred Stock.

     I am familiar with the Certificate of Incorporation and By-laws of the Company and have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as I have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, it is my opinion that the 177,400 shares of the Series A Preferred Stock, and the 8,870,000 shares of the Common Stock, issuable on conversion or redemption of the Series A Preferred Stock, have been duly authorized and are or, when issued will be, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion in the Registration Statement referred to above.

                                          Very truly yours,

                                      /s/ Donald F. Crane, Jr.

                                          Donald F. Crane, Jr.
                                          Senior SEC Counsel